Exhibit 99.01

Corrected: Houghton Mifflin Company Fourth Quarter and 2003 Annual Results and Previews 2004

BOSTON—March 4, 2004—Houghton Mifflin Company today announced fourth quarter and annual results for 2003. The Company also announced that on April 1, 2004, Stephen Richards will join the Company as Executive Vice President, Chief Financial Officer, and Chief Operating Officer. Richards was previously Global Chief Financial Officer of Harcourt Education. Sylvia Metayer, Executive Vice President, and current Chief Operating Officer and Interim Chief Financial Officer, has been named to the newly created position of President of the Houghton Mifflin Assessment Group, consisting of Riverside Publishing, Promissor, and Edusoft.

“We are very pleased with our 2003 results. Excellent performance by our K-12 Publishing segment helped us achieve our expectations for the year. The momentum we built through September continued to the end of the year and provided us the means to meet our financial goals,” said Tony Lucki, President and Chief Executive Officer.

“The limited number of adoption opportunities in the Company’s strongest markets will affect the K-12 Publishing segment in 2004. Despite the cyclical nature of these markets, we continue to develop new products and services and invest in systems to support our businesses and control costs,” Lucki added.

2003 Annual Results

In 2003, sales rose 5.8% to $1,263.5 million from $1,194.6 million last year. Revenue in 2003 includes $20.4 million from acquisitions.

Net sales from the K-12 Publishing segment were $848.4 million compared to $773.0 million in 2002, representing a 9.7% increase. The K-12 Publishing segment continued to benefit from the second year of the California reading adoption. Sales from Reading First products, secondary school social studies, and literature programs also contributed to the strong performance in the quarter.

The College Publishing segment had net sales in 2003 of $226.1 million, an increase of 6.7% over the $211.9 million reported in 2002. The College Publishing segment continued to outperform the market with successful releases of new titles.

The Trade and Reference Publishing segment’s net sales for 2003 were $125.1 million, a 13.4% decrease from the $144.5 million reported last year. The decrease was due mainly to lower Tolkien book sales and lower sales of children’s titles. Included in the Trade and Reference Publishing segment’s net sales is $17.6 million from Kingfisher Publications plc, which was acquired in December 2002.

Operating income for 2003 was $49.7 million compared to an operating loss of $703.5 million for 2002. In 2002, the Company recorded an asset impairment charge of $775.0 million. Higher sales in 2003 were offset by the costs of retention agreements with key employees of $25.2 million, inventory step-up amortization of $9.9 million, and severance costs of $5.5 million, as well as the higher costs of operating as a stand-alone company. Further reducing operating income in 2003 was the Company’s adoption on July 1, 2003 of EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” which decreased operating income by $7.0 million for the year ended December 31, 2003.

The net loss from continuing operations for 2003 was $70.4 million compared to a loss of $758.3 million reported last year which includes the asset impairment charge. The results in 2003 include a $48.4 million debt extinguishment charge and higher interest expense from the acquisition-related financing.

Cash flow provided from continuing operations decreased to $185.3 million in 2003 from $302.0 million in 2002. The decrease was primarily due to reduced operating results from continuing operations, higher interest payments, increased pension contributions, acquisition related costs in 2003, and an income tax refund received in 2002.

For 2003, operating free cash flow, defined as cash flow from continuing operations less capital expenditures, was $63.6 million compared to $167.3 million in 2002. This decrease mirrored the change in cash flow from continuing operations.

Capital expenditures excluding pre-publication costs were $26.0 million in 2003 compared to $39.5 million in 2002. The higher 2002 expenditures related primarily to digital content development and development of in-house test scoring capabilities.

Capital expenditures related to pre-publication costs were flat with $95.6 million in 2003 compared to $95.2 million in 2002, due mainly to the timing of spending on new product development for upcoming adoption opportunities.

EBITDA, defined as earnings before interest, taxes, depreciation and amortization, and goodwill impairment charge decreased 5.2% to $244.7 million in 2003 compared to $258.2 million in 2002. The decrease was primarily attributable to the aforementioned acquisition related costs and the adoption of EITF 00-21.

Results for Fourth Quarter 2003

Educational textbook purchasing patterns are seasonal, with most publishing revenues generated in the second and third quarters of the year. Educational textbook publishers tend to incur operating losses in the first and fourth quarters of the year.

The Company’s net sales for the quarter ended December 31, 2003 increased $9.9 million, or 4.9% to $211.1 million from $201.2 million in the fourth quarter of 2002. Included in 2003 revenue is $7.4 million from newly acquired companies.

The K-12 Publishing segment’s net sales increased 9.8%, to $108.1 million in the fourth quarter of 2003 from $98.5 million in the same period in 2002. Included in revenue is $2.5 million from Cognitive Concepts, Inc., which was acquired in October 2003.

The College Publishing segment’s net sales increased 5.7% to $57.0 million in the fourth quarter of 2003 from $54.0 million in the same period in 2002.

The Trade and Reference Publishing segment’s net sales decreased 11.6%, to $29.9 million in the fourth quarter of 2003 from $33.9 million in the same period in 2002. The decrease was partially offset by Kingfisher Publications, plc, which was acquired on December 30, 2002 and contributed $4.9 million of net sales.

The seasonal operating loss was $72.1 million compared to $49.1 million in the fourth quarter of 2002. The operating loss includes the expensing of sample costs as incurred as compared to the prior practice of matching sample expense with revenue during the year. The change affects only interim data and there is no effect on full year results. The 2002 quarterly results have been restated for this change. The higher 2003 operating loss is primarily due to increased pre-publication and publishing rights amortization, timing of samples and sales related incentive and commission compensation, professional fees, and incremental costs of operating as a stand-alone company.

The net loss from continuing operations in the fourth quarter was $62.7 million in 2003 compared to $34.8 million in 2002. The higher loss was primarily due to the higher operating loss, higher interest expense attributable to the 2003 financing, and a lower income tax rate in 2003.

Outlook for 2004

“With the anticipated decline in the K-12 marketplace, 2004 adoption opportunities will be significantly below 2003 levels,” Lucki said. “Overall, we expect a decline in total Company net sales in the mid to high single digit percent range. We expect that the decline in net revenue combined with an increase in costs related to system implementation and investments associated with our growth plans will result in a mid to high single digit percent decline in EBITDA. We also expect interest expense of approximately $106 million for 2004.”

“Our goal this year is to position the Company to compete very effectively in all its markets as adoption opportunities increase in 2005 and beyond. To sustain our programs, we are making a significant investment in new operating and support systems that will promote efficiency and enterprise wide information flow. We are confident that these investments will contribute to revenue growth and margin improvement in the future.”

About Houghton Mifflin

Boston-based Houghton Mifflin Company is one of the leading educational publishers in the United States, with over $1 billion in sales. Houghton Mifflin publishes textbooks, instructional technology, assessments, and other educational materials for elementary and secondary schools and colleges. The Company also publishes an extensive line of reference works and award-winning fiction and non-fiction for adults and young readers. Houghton Mifflin offers computer-administered testing programs and services for the professional and certification markets. With its origins dating back to 1832, Houghton Mifflin today combines its tradition of excellence with a commitment to innovation. The Company’s website can be found at www.hmco.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995:

This communication includes forward-looking statements that reflect Houghton Mifflin’s current views about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations, and we expressly do not undertake any duty to update forward-looking statements, which speak only as of the date of this release. These factors include, but are not limited to: (i) market acceptance of new educational and testing products and services, particularly reading, literature, language arts, mathematics, science, and social studies programs; criterion-referenced testing; and the Iowa Tests of Basic Skills; (ii) the seasonal and cyclical nature of educational sales; (iii) changes in funding in school systems throughout the nation, which may result in cancellation of planned purchases of educational and testing products and/or services and shifts in timing of purchases; (iv) changes in educational spending in key states such as California, Texas, and Florida, and our share of that spending; (v) changes in purchasing patterns in elementary and secondary schools and, particularly in college markets, the effect of textbook prices, technology, and the used book market on sales; (vi) changes in the competitive environment, including those which could adversely affect cost of sales, such as the increased amount of materials given away in the elementary and secondary school markets and increased demand for customized products; (vii) changes in the relative profitability of products sold; (viii) regulatory changes that could affect the purchase of educational and testing products and services; (ix) changes in the strength of the retail market for general interest publications and market acceptance of newly-published titles and new electronic products; (x) the ability of Riverside and Promissor to enter into new agreements for testing services and generate net sales growth; (xi)delays and unanticipated expenses in developing new programs and other products; (xii) delays and unanticipated expenses in developing new technology products, and market acceptance and use of online instruction and assessment materials; (xiii) the success of Riverside’s entry into the scoring business and the criterion-referenced testing business; (xiv) the potential effect of a continued weak economy on sales of K-12, college, and general interest publications; (xv) the risk that our well-known authors will depart and write for our competitors; and (xvi) the effect of changes in accounting, regulatory, and/or tax policies and practices.

Summary Historical Consolidated Financial and Other Data

(See Notes to Summary and Other Financial Data)

Unaudited

	Successor Basis	Predecessor Basis	Successor Basis	Predecessor Basis
	Three Months Ended,		Year Ended,
	December 31, 2003	December 31, 2002 Restated per Note (b)	December 31, 2003	December 31, 2002
	(dollars in thousands)
Statement of Operations Data:
Net sales by segment: (a)
K-12 Publishing	$108,132	$98,497	$848,372	$773,031
College Publishing	57,044	53,980	226,099	211,942
Trade and Reference Publishing	29,913	33,856	125,129	144,510
Other	16,031	14,916	63,936	65,085

	211,120	201,249	1,263,536	1,194,568

Cost of sales excluding pre-publication and publishing rights amortization	96,793	90,950	500,267	470,079
Pre-publication and publishing rights amortization	41,530	34,422	161,324	155,200

Cost of sales	138,323	125,372	661,591	625,279
Selling and administrative expenses	144,240	124,581	550,900	496,215
Intangible asset amortization	620	391	1,368	1,566
Goodwill impairment charge (c)	—	—	—	775,000

Operating income (loss)	(72,063)	(49,095)	49,677	(703,492)
Net interest expense	(27,124)	(10,493)	(112,639)	(42,638)
Debt extinguishment costs (d)	—	—	(48,427)	—
Other income (expense)	(45)	(1)	(39)	—

Income (loss) from continuing operations before income taxes	(99,232)	(59,589)	(111,428)	(746,130)
Income tax provision (benefit)	(36,525)	(24,835)	(41,006)	12,140

Net income (loss) from continuing operations	(62,707)	(34,754)	(70,422)	(758,270)
Discontinued operations	—	(1,535)	(1,221)	(31,787)

Net income (loss)	($62,707)	($36,289)	($71,643)	($790,057)

Other Operating Data:
Reconciliation of income (loss) from continuing operations to EBITDA:
Net income (loss) from continuing operations	($62,707)	($34,754)	($70,422)	($758,270)
Depreciation and amortization	50,580	44,287	195,015	186,736
Interest expense	27,124	10,493	112,639	42,638
Income tax provision (benefit)	(36,525)	(24,835)	(41,006)	12,140
Goodwill impairment charge	—	—	—	775,000
Debt extinguishment costs	—	—	48,427	—

EBITDA (f)	(21,528)	(4,809)	244,653	258,244

Reconciliation of cash flow from continuing operations to operating free cash flow to:
Cash flow provided by (used in) continuing operations	$156,155	$166,149	$185,260	$302,033
Capital expenditures – excluding pre-publication costs	(8,044)	(10,458)	(26,037)	(39,519)
Capital expenditures – pre-publication costs (e)	(20,021)	(24,863)	(95,610)	(95,178)

Operating free cash flow (f)	$128,090	$130,828	$63,613	$167,336

Other Balance Sheet Information:

As of December 31, 2003 (dollars in thousands)
Unrestricted cash and cash equivalents	$159,100
Short-term borrowings	$0
Long-term debt including current portion	$1,135,500

Notes to Summary and Other Financial Data:

Houghton Mifflin Company is a wholly owned subsidiary of HM Publishing Corporation, a wholly owned subsidiary of HM Holdings, Inc. The Summary Historical Consolidated Financial and Other Data reports the results of Houghton Mifflin Company only.

On December 30, 2002 HM Holdings, Inc. acquired 100% of our common stock. Consequently, our financial statements for the quarter and year ended December 31, 2003, presented as the “Successor Basis”, reflect the application of purchase accounting effective December 30, 2002. Such periods are not comparable to the quarter and year ended December 31, 2002 primarily due to the application of purchase accounting applied when the company was acquired by an indirect subsidiary of Vivendi Universal S.A. on July 7, 2001. This information is presented on a “Predecessor Basis. “

(a)	In November 2002, the FASB Emerging Task Force released Issue No. 00-21 (“EITF 00-21”), “Accounting for Revenue Arrangements with Multiple Deliverables.” EITF 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. EITF 00-21 establishes three principles: (a) revenue arrangements with multiple deliverables should be divided into separate units of accounting; (b) arrangement consideration should be allocated among the separate units of accounting based on their relative fair values; and (c) revenue recognition criteria should be considered separately for separate units of accounting. EITF 00-21 is effective for all arrangements entered into in fiscal periods beginning after June 15, 2003, with early adoption permitted. Effective July 1, 2003, the Company adopted EITF 00-21, which decreased net income by $4.4 million for the year ended December 31, 2003.

(b)	The quarter ended December 31, 2003 reflects the effect of a change in accounting to expense sample costs as incurred. During quarterly interim periods, the Company historically expensed its annual sample costs on a pro-rata basis in relation to revenues earned. The Company has determined that sample expenses should not be recorded on a pro-rata basis. The change increases sample expense and reduces net income in the first and fourth quarter of each fiscal year and reduces sample expense and increases net income for the second and third quarters of each fiscal year. The change affects only interim data and there is no effect on full year results. The following table summarizes the effect of such a change on previously reported interim periods for the year ended December 31, 2003 and the comparable 2002 data.

Houghton Mifflin Company

Restatement of Quarters

For Change in Accounting Policy for Sample Costs

	Three Months Ended March 31, 03	Three Months Ended June 30, 03	Three Months Ended Sept 30, 03	Three Months Ended Dec 31, 03	Full Year Ended Dec 31, 03
Income (loss) from continuing operations before income taxes
As reported	(180,036)	8,822	150,412	(90,625)	(111,428)
Adjustment	(10,834)	5,740	13,701	(8,607)	0
Restated	(190,870)	14,562	164,113	(99,232)	(111,428)

Net income
As reported	(115,004)	5,569	95,061	(57,268)	(71,643)
Adjustment	(6,847)	3,627	8,659	(5,439)	0
Restated	(121,851)	9,196	103,720	(62,707)	(71,643)

	Three Months Ended March 31, 02	Three Months Ended June 30, 02	Three Months Ended Sept 30, 02	Three Months Ended Dec 31, 02	Full Year Ended Dec 31, 02
Income (loss) from continuing operations before income taxes
As reported	(92,308)	13,818	(614,061)	(53,579)	(746,130)
Adjustment	(12,676)	3,177	15,509	(6,010)	0
Restated	(104,984)	16,995	(598,552)	(59,589)	(746,130)

Net income
As reported	(53,098)	9,099	(713,567)	(32,490)	790,057
Adjustment	(8,011)	2,008	9,802	(3,799)	0
Restated	(61,109)	11,107	(703,765)	(36,289)	790,057

(c)	Reflects the non-cash effect of goodwill impairment write-down as of September 30,2002, resulting from the reduction of fair market value. The charge is derived from the difference in the sales price compared to the price Vivendi Universal, S.A. paid for the Company.

(d)	The debt extinguishment costs of $48.4 million represent the charge to repurchase our 2004 senior notes of $2.0 million, the 2006 senior notes of $16.4 million, and the senior subordinated bridge notes and term loan of $30.0 million.

(e)	Pre-publication expenditures, formerly known as bookplate, are costs incurred after the completion of a final manuscript. These expenditures are capitalized and then amortized over the subsequent three to five years on an accelerated basis.

(f)	EBITDA and operating free cash flow are included as both a measure of our ability to generate cash as well as our ability to meet debt service requirements. We do not intend for EBITDA or operating cash flow to represent cash flow from operations as defined by Generally Accepted Accounting Principles (GAAP) and we do not suggest that you consider it as an indicator of operating performance or as an alternative to cash flow or operating income (as measured by GAAP) or as a measure of liquidity. While EBITDA and operating free cash flow and similar measures are frequently used as measures of operations and an ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.